BRIGGS & STRATTON REPORTS IMPROVED REVENUES AND INCOME

FOR THE FIRST QUARTER OF FISCAL 2004

MILWAUKEE, October 16, 2003/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced first quarter net income of $4.0 million or $.18 per diluted share. The results represent an $11.0 million improvement over the $7.0 million or $.32 per diluted share loss experienced in the first quarter of last year.

The improved first quarter earnings resulted primarily from significantly increased consolidated sales that were up $95 million or 40% between years and greater production volumes that increased the utilization of our operating facilities.

Engines:

First quarter sales were $235.7 million, a $40.8 million or 21% improvement over the prior year. The increase was due to increased unit volume of 27%. The unit volume increase was the result of solid late summer retail demand for lawn and garden equipment caused by favorable weather conditions and a high level of demand for engines used to power generators and pressure washers.

Income from operations was $4.0 million, an improvement of $7.8 million over a loss of $3.8 million a year ago. The improvement was the result of the increased sales volume and increased production levels that increased utilization of several manufacturing operations. Operating expenses, that increased as planned, offset some of the volume related gains.

Power Products:

First quarter sales were $124.8 million, a $71.1 million or 132% increase over last year. Unit volumes increased 172% with both the generator and pressure washer product lines contributing equally in the improvement.

First quarter generator sales were significantly impacted by the wide spread power outages that occurred both as a result of the failure of the eastern electrical grid and the landfall of a major hurricane. Last year’s first quarter experienced no major power outages. Pressure washer sales continue to reflect demand generated by new product and promotional programs developed in conjunction with key retailers in the spring of 2003. The success of these product and promotional programs continued to be greater than originally anticipated.

Income from operations was $8.7 million, an improvement of $7.2 million over the same period a year ago. While the majority of the improvement was the result of increased sales volume, a portion of the improvement was related to better margins created by improved utilization of our manufacturing facility due to increased throughput.

Outlook:

Our 2004 first quarter sales were higher than we anticipated as a result of unforeseen events, essentially the widespread power outages and the sustained demand for lawn and garden equipment. We do not anticipate that the remaining three quarters of fiscal 2004 should vary from our initial projections. Therefore, we now anticipate that net income for the year will be in the range of $100 to $105 million. Our updated forecast projects consolidated sales to grow in the 6% to 7% range for the year, with the Power Products Segment approaching $400 million in sales. This assumes weather related power outage events for the balance of this year to be similar to last year’s experience.

For fiscal 2004, gross profit margins continue to be projected in the range of 21.0% to 21.5% and operating expenses are forecasted in the $189 to $193 million range. Interest expense is anticipated to be $39 million and we are assuming a 32% effective tax rate. Depreciation is estimated to be $65 million, and capital expenditures are still planned at $60 million.

Fiscal second quarter sales are projected to be up over last year by approximately 5%. We are anticipating gross profit margins for the next quarter to be approximately 20% and operating expenses of $48 million.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on its corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (800) 776-9117. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (800) 615-3210 to access the replay. The pass code will be 279832.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; changes in customer and OEM demand; changes in prices of purchased raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings

(In Thousands)

	Three Months Ended Fiscal September
	2003	2002
NET SALES	$331,395	$236,496
COST OF GOODS SOLD	271,200	200,703

Gross Profit on Sales	60,195	35,793
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	45,900	38,358

Income (Loss) from Operations	14,295	(2,565)
INTEREST EXPENSE	(9,832)	(10,089)
OTHER INCOME, Net	1,443	2,007

Income (Loss) before Provision (Credit) for Income Taxes	5,906	(10,647)
PROVISION (CREDIT) FOR INCOME TAXES	1,890	(3,620)

Net Income (Loss)	$4,016	$(7,027)

Average Shares Outstanding	21,971	21,643

BASIC EARNINGS PER SHARE	$0.18	$(0.32)

Diluted Average Shares Outstanding	22,105	21,654

DILUTED EARNINGS PER SHARE	$0.18	$(0.32)

Segment Information

(In Thousands)

	Three Months Ended Fiscal September
	2003	2002
NET SALES:
Engines	$235,687	$194,891
Power Products	124,761	53,675
Inter-Segment Eliminations	(29,053)	(12,070)

Total*	$331,395	$236,496

*Includes international sales of	$54,804	$59,571

GROSS PROFIT ON SALES:
Engines	$42,897	$30,042
Power Products	15,679	6,039
Inter-Segment Eliminations	1,619	(288)

Total	$60,195	$35,793

INCOME (LOSS) FROM OPERATIONS:
Engines	$3,999	$(3,797)
Power Products	8,677	1,520
Inter-Segment Eliminations	1,619	(288)

Total	$14,295	$(2,565)

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal September 2003 and 2002

(In Thousands)

	2003	2002
CURRENT ASSETS:
Cash and Cash Equivalents	$238,556	$137,759
Accounts Receivable, Net	226,153	152,293
Inventories	264,245	275,718
Deferred Income Tax Asset	51,920	49,962
Other	14,610	15,944

Total Current Assets	795,484	631,676

OTHER ASSETS:
Goodwill	154,070	161,030
Investments	45,204	47,582
Prepaid Pension	75,693	63,838
Deferred Loan Costs, Net	7,795	9,874
Other Long-Term Assets, Net	8,852	7,252

Total Other Assets	291,614	289,576

PLANT AND EQUIPMENT:
At Cost	874,307	874,767
Less—Accumulated Depreciation	507,369	487,724

Plant and Equipment, Net	366,938	387,043

	$1,454,036	$1,308,295

CURRENT LIABILITIES:
Accounts Payable	$105,577	$78,727
Domestic Notes Payable	2,075	2,625
Foreign Loans	—	13,114
Accrued Liabilities	158,467	130,818

Total Current Liabilities	266,119	225,284

OTHER LIABILITIES:
Deferred Revenue on Sale of Plant & Equipment	15,111	15,320
Deferred Income Tax Liability	58,871	40,181
Accrued Pension Cost	21,002	16,157
Accrued Employee Benefits	14,022	13,060
Accrued Postretirement Health Care Obligation	47,455	61,871
Long-Term Debt	501,063	499,235

Total Other Liabilities	657,524	645,824

SHAREHOLDERS’ INVESTMENT:
Common Stock and Additional Paid-in Capital	36,128	35,748
Retained Earnings	818,791	755,184
Accumulated Other Comprehensive Loss	(1,036)	(5,164)
Unearned Compensation on Restricted Stock	(1,085)	(173)
Treasury Stock, at Cost	(322,405)	(348,408)

Total Shareholders’ Investment	530,393	437,187

	$1,454,036	$1,308,295

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended Fiscal September
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$4,016	$(7,027)
Depreciation and Amortization	15,846	16,051
Loss on Disposition of Plant and Equipment	651	2,174
Provision for Deferred Income Taxes	(2,292)	4,223
(Increase) Decrease in Accounts Receivable	(24,195)	42,580
Increase in Inventories	(55,107)	(79,479)
Decrease in Other Current Assets	7,962	1,798
Decrease in Accounts Payable and Accrued Liabilities	(40,523)	(42,193)
Other, Net	(3,497)	(5,302)

Net Cash Used in Operating Activities	(97,139)	(67,175)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(11,564)	(8,812)
Proceeds Received on Disposition of Plant and Equipment	113	90
Refund of Cash Paid for Acquisition	5,686	—

Net Cash Used in Investing Activities	(5,765)	(8,722)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net Borrowings on Loans and Notes Payable	(865)	(2,156)
Proceeds from Exercise of Stock Options	16,803	—

Net Cash Provided by (Used in) Financing Activities	15,938	(2,156)

EFFECT OF EXCHANGE RATE CHANGES	707	(133)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(86,259)	(78,186)

CASH AND CASH EQUIVALENTS, Beginning	324,815	215,945

CASH AND CASH EQUIVALENTS, Ending	$238,556	$137,759